Exhibit 11.1

Abdi Sheikh-Ali, CPA, PLLC

450 Century Parkway, Suite 250	Tel. (972) 217-4646
Allen, Texas 75013	Fax. (972) 217-4645
www.abdisheikh.com	cpa@abdisheikh.com

CONSENT OF INDEPENDENT AUDITOR

Mr. Jonathan Sabo, Esq.

Crowdfunding Lawyers

1431 E. McKinney St. #130

Denton, Texas 76209

Mr. Sabo,

We consent to the inclusion in this Offering Statement on Form 1-A/A of Gratus Reserve V, LLC of our Independent Auditor’s Report dated April 16, 2026, related to the financial statements of Gratus Reserve V, LLC, which comprise the statement of financial condition as of December 31, 2025, and the related statements of operations, cash flows, and changes in members’ capital for the period from inception (August 27, 2025) through December 31, 2025, and the related notes to the financial statements.

We also consent to the reference to our firm under the caption “Experts” in such Offering Statement.

Abdi Sheikh-Ali, CPA, PLLC

Allen, Texas

September 8, 2026